EXHIBIT 21.1

Subsidiaries of Mobilepro Corp.

Subsidiary DFW Internet Services, Inc. NeoReach, Inc.	Jurisdiction of Incorporation Texas Delaware

Subsidiaries of DFW Internet Services, Inc.

Subsidiary Internet Express, Inc. August.net Services, Inc.	Jurisdiction of Incorporation Texas Delaware